Exhibit 10.15
KLAVIYO, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Klaviyo, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of its equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below:
Cash Retainers
Annual Retainer for Board Membership:   $33,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Lead Independent Director:	$19,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair:	$20,000

Audit Committee member:	$10,000

Compensation Committee Chair:	$15,000

Compensation Committee member:	$7,500

Nominating and Corporate Governance Committee Chair:	$8,500

Nominating and Corporate Governance Committee member:	$4,250
Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors. Notwithstanding the foregoing, each Outside Director may elect, prior to the beginning of each calendar year, to receive any applicable retainer in the form of fully vested shares of common stock of the Company in lieu of cash, with a Value (as defined below) equal to the applicable retainer, provided, that, such shares of common stock shall be granted on the same schedule as the annual retainer is to be paid (i.e., quarterly in arrears, and pro-rated based on the number of actual days served by the director during such calendar quarter), subject to the Outside Director’s continued service as a member of the Board of Directors through each such date.
Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be nondiscretionary and will be made in accordance with the following provisions, subject to approval by the Board:
Initial Award: Upon his or her initial election to the Board of Directors, each Outside Director will receive an initial, one-time restricted stock unit award (the “Initial Award”) with a Value of $400,000, which shall vest in equal annual installments over three years from the date of grant, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.
Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual restricted stock unit award (the “Annual Award”) with a Value of $200,000, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
Value: For purposes of this Policy, “Value” means the average closing market price on the New York Stock Exchange (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock over the trailing 30-day period ending on the grant date, and (B) the aggregate number of shares of common stock underlying such award.
Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and nonforfeitable upon a Sale Event (as defined in the Company’s 2023 Stock Option and Incentive Plan) or upon such Outside Director’s death or permanent disability (within the meaning of Section 22(e)(3) of the Code).
Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director period shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(d) of the Company’s 2023 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.
Adopted August 24, 2023.
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